FIRST AMENDMENT TO THE
                      FIRST COLONIAL BANKSHARES CORPORATION
                                 RETIREMENT PLAN
                (Amended and Restated Effective January 1, 1994)

        The First Colonial Bankshares Corporation Retirement Plan, Amended and Restated Effective January 1, 1994, is hereby amended effective as of the Effective Time of the Merger as described in the Agreement and Plan of Reorganization, dated as of July 31, 1994, among Firstar Corporation, Firstar Corporation of Wisconsin (as successor to Firstar Corporation of Illinois) and First Colonial Bankshares Corporation by adding at the end thereof a new Appendix C to read as set forth on the attachment hereto.

        In accordance with the authorizations and directions of the Board of Directors of First Colonial Bankshares Corporation at its meeting on January 18, 1995, this First Amendment is hereby adopted effective as of such date by the undersigned duly authorized officer.

                                      FIRST COLONIAL BANKSHARES
                                         CORPORATION



                                      By:  /s/  William J.  Hornig
                                           Its: Senior Vice President



   Dated:    January 18, 1995

                                   APPENDIX C

           Provisions Applicable Upon the Effective Time of the Merger
         Involving Firstar Corporation, Firstar Corporation of Wisconsin
                    and First Colonial Bankshares Corporation

        This Appendix C sets forth provisions applicable from and after the Effective Time of the Merger contemplated by the Agreement and Plan of Reorganization, dated as of July 31, 1994, among Firstar Corporation, Firstar Corporation of Wisconsin (successor to Firstar Corporation of Illinois) and First Colonial Bankshares Corporation. Except to the extent expressly modified by this Appendix C, the provisions of the Plan, including Appendices thereto, shall continue to apply to participation in the Plan. The provisions of this Appendix C shall, unless provided otherwise, be effective as of the Effective Time of the Merger.

        C.1 From and after the Effective Time, "Company" shall mean Firstar Corporation of Wisconsin, successor by merger to First Colonial Bankshares Corporation.

        C.2 From and after the Effective Time, "Company Stock" shall mean the common stock, $1.25 par value, of Firstar Corporation, a Wisconsin corporation (including associated Preferred Share Purchase Rights) and the First Colonial Bankshares Corporation Stock Fund shall be renamed the "Firstar Corporation Stock Fund" and such Fund shall be invested in such Company Stock.

        C.3 Notwithstanding anything in Section 3.4 to the contrary, each Employer shall pay to the Trustee as an Employer Contribution described in
   Section 3.4 for the 1995 Plan Year an amount equal to 4% of the Compensation for the calendar quarter ending March 31, 1995 of each Participant who, pursuant to Section C.4 below, is an "Eligible Participant" with respect to eligibility to share in such Employer
   Contribution.   Such Employer Contribution shall be made as a Profit
   Sharing Contribution or as an ESOP Contribution, or as a combination of the two as the Board of Directors of the Company shall in its discretion determine.

        C.4  For purposes of Sections C.3 above and application of Section
   5.9 with regard to such Employer Contribution, a Participant shall be an "Eligible Participant" eligible to share therein if he (a) is employed by an Employer on March 31, 1995 as an Eligible Employee and has completed at least 250 Hours of Service during the quarter ending on March 31, 1995, or
   (b) retired on or after his Normal Retirement Date, dies or is initially deemed to be totally and permanently disabled during such calendar quarter. For purposes of applying Section 5.10, the Employer Contribution made pursuant to Section C.3, together with the amounts which become allocable as forfeitures during such calendar quarter shall be allocated among the Employer Accounts, ESOP Accounts and ESOP Cash Accounts of the Eligible Participants in the ratio that the Compensation of each Eligible Participant for such quarter bears to the Compensation of all Eligible Participants for such quarter.

        C.5 Solely for purposes of the limitation described in Section 5.12(a)(i), a Participant's Compensation shall include any severance pay paid to the Participant during the Plan Year.

        C.6 Notwithstanding anything in Section 7.7 or the notes evidencing loans described therein to the contrary, the loan of a Participant whose employment terminates in circumstances which entitle the Participant to receive severance pay shall not become due and payable in full for so long as the Participant continues to repay the loan by payroll deduction from such severance pay.